Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Brookfield Infrastructure Partners L.P. (the “Company”) on Form F-3 of our report dated December 18, 2009 related to the consolidated financial statements of Prime Infrastructure Holdings Limited as of June 30, 2009 and 2008 and for the years ended June 30, 2009, 2008 and 2007 appearing on the Company’s Form 6-K filed on December 22, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu

Sydney, Australia

June 29, 2010